Exhibit 99.1

COLONY CAPITAL ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS

Los Angeles, CA, May 10, 2019 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the first quarter ended March 31, 2019 and the Company’s Board of Directors declared a second quarter 2019 cash dividend of $0.11 per share to holders of Class A and Class B common stock.

First Quarter 2019 Financial Results and Highlights

•	First quarter 2019 net loss attributable to common stockholders of $(102.1) million, or $(0.21) per share, and Core FFO of $47.7 million, or $0.09 per share

•
Core FFO of $75.4 million, or $0.15 per share, excluding net investment losses of $27.7 million, which were composed of $14.1 million of losses on sale of and provision for loan losses on certain Other Equity & Debt investments and $13.6 million for our share of certain investment losses realized by Colony Credit Real Estate, Inc. (NYSE: CLNC)

•	The Company’s Board of Directors declared and paid a first quarter 2019 dividend of $0.11 per share to holders of Class A and B common stock

•	The Company closed on commitments of $310 million in third-party capital (including amounts related to affiliates)

•	The Company completed the planned sale and/or monetization of $190 million of assets within the Other Equity and Debt segment resulting in net equity proceeds of $93 million

•
The Company refinanced three near-term maturing loans with an aggregate consolidated balance of $266 million, or CLNY OP share of $222 million, in its Healthcare and Hospitality Real Estate segments extending term to 2024 at slightly more favorable interest rates on average

•
The Company, through its Industrial platform, closed on the acquisition of a $1.2 billion value-add portfolio of 54 light and bulk industrial buildings located across 10 U.S. markets totaling approximately 11.9 million square feet

•	Subsequent to the first quarter 2019:

•	The Company completed its acquisition of Abraaj Group’s private equity platform in Latin America, which has been renamed Colony Latam Partners

•
Digital Colony entered into a definitive agreement to acquire Zayo Group Holdings, Inc., which provides mission critical bandwidth to the world’s most impactful companies, for $14.3 billion with a co-sponsor; separately Digital Colony completed the acquisition of Cogeco Peer 1, a leading Canadian provider of colocation, network connectivity and managed services through its substantial fiber and data center assets, for C$720 million

•	The Company completed the planned sale and/or monetization of $101 million of assets and net equity proceeds within the Other Equity and Debt segment

•
The Company achieved approximately 60% of the expected total $50 to $55 million ($45 to $50 million on a cash basis) of the previously announced annual compensation and administrative cost savings on a run rate basis

•
The Company amended certain terms of its revolving credit facility agreement including a reduction of aggregate revolving commitments from $1 billion to $750 million and a modification of a financial covenant and the borrowing base formula

•	As of May 7, 2019, the Company had over $850 million of liquidity through availability under its revolving credit facility and cash-on-hand
For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO and/or NOI, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

First Quarter 2019 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of March 31, 2019, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of March 31, 2019. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the first quarter 2019, this segment’s net loss attributable to common stockholders was $(7.5) million, Core FFO was $21.4 million and consolidated NOI was $76.2 million. In the first quarter 2019, healthcare same store portfolio sequential quarter to quarter comparable net operating income increased 2.7%, primarily due to higher one-time expenses in the fourth quarter 2018 as well as increased rental rates in the first quarter in the senior housing operating portfolio. Compared to the same period last year, first quarter 2019 same store net operating income decreased (2.4)%, primarily due to reduced rents in the skilled nursing portfolio and higher uncollectible rents in the medical office building portfolio. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 413 properties in the comparisons. Properties acquired or disposed during these periods are excluded for the same store portfolio and same store results exclude certain non-recurring uncollectible rent.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ in millions)	Q1 2019	Q1 2019	Q1 2019	Q4 2018	Q1 2019	Q4 2018	12/31/18	9/30/18
Senior Housing - Operating	$17.3	$12.3	$17.3	$15.7	86.7%	86.8%	N/A	N/A
Medical Office Buildings (MOB)	12.4	8.8	12.4	12.6	82.4%	82.3%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.4	10.9	15.4	15.3	82.1%	82.1%	1.3x	1.4x
Skilled Nursing Facilities	25.7	18.3	25.7	25.8	82.4%	82.4%	1.2x	1.2x
Hospitals	5.4	3.8	5.4	4.8	58.5%	58.1%	2.3x	3.4x	(4)
Healthcare Total	$76.2	$54.1	$76.2	$74.2
___________________________________________________

(1)	CLNY OP Share NOI represents first quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of March 31, 2019.

(2)
Occupancy % for Senior Housing - Operating represents average during the presented quarter, for MOB’s represents as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

(4)	September 30, 2018 TTM Lease Coverage included an extraordinary Hospital Quality Assurance Fee received by one of our hospital operators during the fourth quarter of 2017.

Asset Financing
During the first quarter 2019, the Company refinanced two loans with an aggregate consolidated balance of $151 million, or CLNY OP share of $107 million, in the Healthcare Real Estate segment, extending the fully extended maturity dates to 2024 at slightly higher interest rates on average.

Subsequent to the first quarter 2019, the Company refinanced a loan with a consolidated balance of $59 million, or CLNY OP share of $42 million, in the Healthcare Real Estate segment, extending the fully extended maturity date to 2024 at a slightly lower interest rate.

The Company continues to evaluate options in connection with the $1.725 billion of consolidated fixed rate mortgage debt on a certain U.S. healthcare portfolio maturing in December 2019.

Industrial Real Estate
As of March 31, 2019, the consolidated light industrial portfolio consisted of 413 light industrial buildings totaling 53.9 million rentable square feet across 26 major U.S. markets and was 92% leased. During the first quarter 2019, the Company raised $141 million of new third-party capital in the light industrial platform. As a result, the Company’s equity interest in the consolidated light industrial portfolio decreased to approximately 34% as of March 31, 2019 from 35% as of December 31, 2018. Total third-party capital commitments in the light industrial portfolio were approximately $1.7 billion compared to cumulative balance sheet contributions of $749 million as of March 31, 2019. The light industrial portfolio is composed of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

As of March 31, 2019, the consolidated bulk industrial portfolio consisted of six bulk industrial buildings totaling 4.2 million rentable square feet across five major U.S. markets and was 67% leased. The Company's equity interest in the consolidated bulk industrial portfolio was approximately 51%, or $72 million, with the other 49% owned by third-party capital, which is managed by the Company's industrial operating platform. The immediate strategy is to stabilize the existing bulk industrial portfolio as well as seek to invest in bulk industrial properties in major U.S. metropolitan markets generally targeting warehouses greater than 500,000 square feet.

The Company owns a 100% interest in the related industrial operating platform, which manages both the light and bulk industrial assets.

During the first quarter 2019, this segment’s net income attributable to common stockholders was $6.4 million, Core FFO was $12.9 million and consolidated NOI was $55.8 million. During the first quarter 2019, this segment’s net income, Core FFO and NOI included a partial quarter of financial results related to the newly acquired $1.2 billion portfolio of light and bulk industrial buildings for the period of February 27, 2019 to March 31, 2019. In the first quarter 2019, light industrial same store portfolio sequential quarter to quarter comparable rental revenue increased 1.3% and net operating income increased 0.6%, primarily due to contractual rent escalations on in-place leases, offset by budgeted vacancy and increased real estate tax and insurance expenses. Compared to the same period last year, first quarter 2019 light industrial same store rental revenue increased 0.6% and net operating income increased 1.6%, primarily due to lower uncollectible rent and other property operating expenses. The Company’s light industrial same store portfolio consisted of 314 buildings. The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned, stabilized and held-for-use throughout the entirety of both the current and prior calendar years. Properties acquired, disposed or held-for-sale after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated		CLNY OP		Same Store
	NOI		Share NOI (1)		Consolidated NOI		Leased %(2)
($ in millions)	Q1 2019		Q1 2019		Q1 2019	Q4 2018	3/31/19	12/31/18
Light Industrial(3)	$54.6		$18.3		$41.8	$41.6	94.9%	95.6%
Bulk Industrial(3)	1.2		0.6		N/A	N/A	N/A	N/A
Total Industrial(3)	$55.8	(3)	$18.9	(3)	N/A	N/A	N/A	N/A
___________________________________________________

(1)	CLNY OP Share NOI represents first quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of March 31, 2019.

(2)	Leased % as of the reported date represents square feet under executed leases, some of which may not have taken occupancy.

(3)
During the first quarter 2019, this segment’s NOI included partial quarter financial results related to the newly acquired portfolio of light and bulk industrial buildings for the period of February 27, 2019 to March 31, 2019.

Asset Acquisitions, Dispositions and Financing
During the first quarter 2019, the light industrial platform acquired three light industrial buildings totaling 0.7 million square feet and one land parcel for development for $106 million. Separately, the Company closed on the acquisition of a value-add portfolio of 54 light and bulk industrial buildings for $1.16 billion (of which four light industrial buildings are expected to close throughout the remainder of 2019). Forty-eight buildings are light industrial, which were acquired by the Company’s existing light industrial platform. To finance the acquisition, the light industrial platform closed on a new $500 million five year term loan and a $600 million revolver with a four year initial term. As of March 31, 2019, the revolver was $114 million drawn. The remaining six bulk industrial buildings were financed with a $235 million first mortgage loan and acquired through a joint venture partnership in which the Company has a 51% interest and a third-party institutional investor has a 49% interest.

During the first quarter 2019, the light industrial platform disposed of 34 non-core light industrial buildings for $136 million.

Subsequent to the first quarter 2019, the light industrial platform acquired two land parcels for development for $15 million.

Hospitality Real Estate
As of March 31, 2019, the consolidated hospitality portfolio consisted of 167 properties: 97 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of March 31, 2019. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the first quarter 2019, this segment’s net loss attributable to common stockholders was $(23.0) million, Core FFO was $17.8 million and consolidated NOI before FF&E Reserve was $60.6 million. Compared to the same period last year, first quarter 2019 hospitality same store portfolio revenue increased 0.7% and NOI before FF&E Reserve increased 2.4%, primarily due to an increase in ancillary revenue. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and NOI before FF&E Reserve result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 167 hotels.

The following table presents NOI before FF&E Reserve and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share	Consolidated				Avg. Daily Rate		RevPAR(3)
	NOI before FF&E Reserve(1)	NOI before FF&E Reserve(2)	NOI before FF&E Reserve		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q1 2019	Q1 2019	Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018
Marriott	$47.2	$44.5	$47.2	$46.9	68.2%	69.2%	$130	$129	$89	$89
Hilton	9.9	9.3	9.9	8.7	73.3%	73.8%	126	124	93	91
Other	3.5	3.3	3.5	3.6	80.4%	78.2%	127	127	102	99
Total/W.A.	$60.6	$57.1	$60.6	$59.2	69.7%	70.4%	$129	$128	$90	$90
___________________________________________________

(1)	First quarter 2019 consolidated FF&E reserve was $8.7 million.

(2)	CLNY OP Share NOI before FF&E Reserve represents first quarter 2019 Consolidated NOI before FF&E Reserve multiplied by CLNY OP’s ownership interest as of March 31, 2019.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Financing
During the first quarter 2019, the Company refinanced $116 million of consolidated and CLNY OP share of debt in the Hospitality Real Estate segment, extending the fully extended maturity date from 2020 to 2024 at a lower interest rate.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a commercial real estate credit REIT, externally managed by the Company, with $5.5 billion in assets and $2.7 billion in GAAP book equity value as of March 31, 2019. The Company owns 48.0 million shares and share equivalents, or 36%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the first quarter 2019, this segment’s net income attributable to common stockholders was $5.2 million and Core FFO was $4.3 million. Core FFO included $13.6 million CLNY OP's share of losses from CLNC primarily resulting from the foreclosure of a mezzanine loan collateralized by a diversified portfolio of U.S. properties. This loss was anticipated in the fourth quarter of 2018, when CLNC recorded a related loan loss provision, which was added back from CLNC's net income to calculate Core Earnings. Please refer to the CLNC's earnings release and financial supplemental furnished on Form 8-K and its Quarterly Report on Form 10-Q filed with the SEC for additional detail.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 11% interest in NorthStar Realty Europe Corp. (NYSE: NRE) and other investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; real estate debt; net leased assets; and multiple classes of commercial real estate (“CRE”) securities. During the first quarter 2019, this segment’s aggregate net income attributable to common stockholders was $23.9 million and Core FFO was $25.2 million. Core FFO included $14.1 million of net investment losses primarily from losses on sale of and provision for loan losses on certain Other Equity & Debt investments.

As of March 31, 2019, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $3.2 billion and $2.0 billion, respectively.

	CLNY OP Share
	Undepreciated Carrying Value
	March 31, 2019		December 31, 2018
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$1,197	$724	$1,075	$684
Interest in NRE	88	88	88	88
Strategic Subtotal	1,285	812	1,163	772

Non-Strategic:
Other Real Estate Equity & Albertsons	1,372	704	1,481	752
Real Estate Debt	290	290	297	297
Net Lease Real Estate Equity	182	74	219	92
CRE Securities and Real Estate Private Equity Funds	70	70	70	70
Non-Strategic Subtotal	1,914	1,138	2,067	1,211
Total Other Equity and Debt	$3,199	$1,950	$3,230	$1,983

Other Equity and Debt Segment Asset Dispositions
During the first quarter 2019, the Company sold or received payoffs in aggregate of $190 million with net equity proceeds of $93 million from various investments, including $46 million from the GP co-investments category, $26 million from the Other Real Estate Equity category, $19 million from the Net Lease Real Estate Equity category, and an aggregate $2 million in the Real Estate Debt and Real Estate Private Equity Funds categories.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, and traded and non-traded real estate investment trusts. As of March 31, 2019, the Company had $28.8 billion of third-party AUM compared to $28.4 billion as of December 31, 2018. As of March 31, 2019, Fee-Earning Equity Under Management (“FEEUM”) was $17.8 billion compared to $17.6 billion as of December 31, 2018. The increase in FEEUM was primarily attributable to capital raised in the light and bulk industrial platforms and REIM platforms, partially offset by asset sales. During the first quarter 2019, this segment’s aggregate net income attributable to common stockholders was $20.5 million and Core FFO was $36.3 million. Net income and Core FFO included an aggregate $6 million of unrealized carried interest from the Company's managed funds and investments.

Colony Latam Partners
Subsequent to the first quarter 2019, the Company acquired the Abraaj Group’s private equity platform in Latin America, which has been renamed Colony Latam Partners and will continue to be headed by its senior management team, led by Miguel Olea, Hector Martinez, Gerardo Mendoza and Eduardo Cortina. Colony Latam Partners manages approximately $530 million of FEEUM and has made 22 investments across Latin America since its establishment in 2006.

Assets Under Management (“AUM”)
As of March 31, 2019, the Company had $43 billion of AUM:

	March 31, 2019		December 31, 2018
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$3.9	9.0%	$3.9	9.1%
Industrial	1.6	3.7%	1.2	2.8%
Hospitality	3.9	9.0%	4.0	9.4%
Other Equity and Debt	3.2	7.4%	3.2	7.5%
CLNC(1)	2.0	4.6%	2.0	4.7%
Balance Sheet Subtotal	14.6	33.7%	14.3	33.5%

Investment Management:
Institutional Funds	9.9	22.7%	9.5	22.2%
Retail Companies	3.5	8.1%	3.5	8.2%
Colony Credit Real Estate (NYSE:CLNC)(2)	3.5	8.1%	3.5	8.2%
NorthStar Realty Europe (NYSE:NRE)(3)	1.6	3.7%	1.7	4.0%
Non-Wholly Owned REIM Platforms(4)	10.3	23.7%	10.2	23.9%
Investment Management Subtotal	28.8	66.3%	28.4	66.5%

Grand Total	$43.4	100.0%	$42.7	100.0%
___________________________________________________

(1)	Represents the Company’s 36% and 37% ownership share of CLNC’s total pro-rata share of assets of $5.5 billion as of March 31, 2019 and December 31, 2018, respectively.

(2)	Represents third-party 64% and 63% ownership share of CLNC’s total pro-rata share of assets of $5.5 billion as of March 31, 2019 and December 31, 2018, respectively.
(3) The Company entered into an agreement with NRE to terminate the management agreement. Upon termination, NRE will make a termination payment to the Company of $70 million, less any incentive fee paid by NRE to the Company through termination.

(4)	REIM: Real Estate Investment Management

Liquidity and Financing
Subsequent to the first quarter 2019, the Company amended certain terms of its corporate credit facility agreement including a reduction of aggregate revolving commitments from $1 billion to $750 million and a reduction in the minimum permitted EBITDA plus lease expenses to fixed charges covenant ("FCCR") from 1.50 to 1.00 to 1.30 to 1.00 effective for the fiscal quarter ended March 31, 2019 and going forward. In the event FCCR is between 1.50 and 1.30 to 1.00, the borrowing base formula will be discounted by 10%. No other material terms of the corporate credit facility agreement were changed. Please refer to the Company's Form 8-K filed with the SEC on April 11, 2019 for additional detail to the amendment.

As of May 7, 2019, the Company had over $850 million of liquidity through availability under its revolving credit facility and cash-on-hand.

$2 Billion Notional Interest Rate Swap
In connection with the merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the Company assumed a $2 billion notional interest rate swap intended to hedge against future interest rate increases of certain Healthcare mortgage debt at a breakeven 10-year swap rate of 3.394%. This swap does not qualify for hedge accounting; therefore, unrealized gains (losses) resulting from mark-to-market value changes at the end of each reporting period are recognized in earnings but do not affect Core FFO. This swap is currently out of the money and is subject to margin calls at a mark-to-market liability in excess of $160 million. The swap expires in December 2019 with a mandatory cash settlement at mark-to-market value (receivable to the Company if the 10-year swap rate is greater than 3.394% and a liability of the Company if the 10-year swap rate is lower than 3.394%) and can be terminated by the Company any time prior to expiration at mark-to market value. As of March 31, 2019, the mark-to-market value of the swap liability was $185 million, resulting in an unrealized GAAP loss in the first quarter 2019 of $59 million. As of May 7, 2019, the mark-to-market value of the swap liability was $180 million.

Common Stock and Operating Company Units
As of May 7, 2019, the Company had 485.8 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 31.2 million operating company units outstanding held by members other than the Company or its subsidiaries.

During the first quarter 2019, the Company repurchased 652,311 shares of its Class A common stock at an average price of $4.85 per share, or $3 million.

As of May 7, 2019, the Company had $247 million remaining under its share repurchase program.

Common and Preferred Dividends
On February 27, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the first quarter of 2019, which was paid on April 15, 2019 to respective stockholders of record on March 29, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on May 15, 2019 to the respective stockholders of record on May 10, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on April 15, 2019 to the respective stockholders of record on April 10, 2019.

On May 7, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the second quarter of 2019, which will be paid on July 15, 2019 to respective stockholders of record on June 28, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on August 15, 2019 to the respective stockholders of record on August 9, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on July 15, 2019 to the respective stockholders of record on July 10, 2019.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at March 31, 2019. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, SteelWave, LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) merger integration and restructuring costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

First Quarter 2019 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, May 10, 2019 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting May 10, 2019, at 10:00 a.m. PT / 1:00 p.m. ET, through May 17, 2019, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13689428. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A First Quarter 2019 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $43 billion. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, and traded and non-traded real estate investment trusts. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in New York, Paris and London, and has over 400 employees across 19 locations in 12 countries. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the impact of changes to the Company’s management, employee and organizational structure, whether the formation of the Strategic Asset Review Committee will result in any action or transaction by the Company and whether the Company, including its stockholders, will benefit from it, whether the Company will realize any of the anticipated benefits of its acquisition of Colony Latam Partners, Digital Colony’s ability to complete the pending acquisition of Zayo Group Holdings, Inc. on the terms contemplated or at all, the Company’s financial flexibility, including borrowing capacity under its revolving credit facility, the Company's ability to grow its investment management business, the timing, pace of growth and performance of the Company's Industrial platform, including the ability to stabilize its bulk industrial portfolio and acquire more bulk industrial properties, the performance of the Company’s investment in Colony Credit Real Estate, Inc., the Company’s ability to maintain or create future permanent capital vehicles under its management, whether the Company will realize any anticipated benefits from the Digital Bridge partnership, the Company’s ability to simplify its business and become more balance sheet-light, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to continue to generate liquidity by additional sales of assets in its Other Equity and Debt segment, the Company's expected taxable income and net cash flows, excluding the contribution of gains, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s ability to maintain or grow the dividend at all in the future, whether NorthStar Realty Europe Corp. (“NRE”) will complete a sale of its company or internalize in the timeframe anticipated or at all, including the impact of any such transaction on the Company’s investment in, and management agreement with, NRE, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc. and other managed companies, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, the ability of the Company to refinance certain mortgage debt on similar terms to those currently existing or at all, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2019 (unaudited)	December 31, 2018
Assets
Cash and cash equivalents	$321,199	$461,912
Restricted cash	326,635	366,758
Real estate, net	14,536,041	13,619,014
Loans receivable, net	1,596,673	1,659,217
Equity and debt investments	2,769,616	2,543,169
Goodwill	1,534,561	1,534,561
Deferred leasing costs and intangible assets, net	546,903	540,264
Assets held for sale	786,467	941,258
Other assets	757,752	503,317
Due from affiliates	45,186	45,779
Total assets	$23,221,033	$22,215,249
Liabilities
Debt, net	$10,712,788	$10,039,957
Accrued and other liabilities	1,037,166	707,921
Intangible liabilities, net	141,744	159,386
Liabilities related to assets held for sale	22,435	68,217
Dividends and distributions payable	83,996	84,013
Total liabilities	11,998,129	11,059,494
Commitments and contingencies
Redeemable noncontrolling interests	7,463	9,385
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 liquidation preference; 250,000 shares authorized; 57,464 shares issued and outstanding	1,407,495	1,407,495
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 484,775 and 483,347 shares issued and outstanding, respectively	4,848	4,834
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,610,947	7,598,019
Distributions in excess of earnings	(2,176,730)	(2,018,302)
Accumulated other comprehensive income	22,138	13,999
Total stockholders’ equity	6,868,705	7,006,052
Noncontrolling interests in investment entities	3,996,206	3,779,728
Noncontrolling interests in Operating Company	350,530	360,590
Total equity	11,215,441	11,146,370
Total liabilities, redeemable noncontrolling interests and equity	$23,221,033	$22,215,249

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Property operating income	$540,130	$554,730
Interest income	46,250	63,854
Fee income	33,500	36,842
Other income	13,023	11,238
Total revenues	632,903	666,664
Expenses
Property operating expense	293,079	305,770
Interest expense	149,516	148,889
Investment and servicing expense	18,979	18,653
Transaction costs	2,504	716
Placement fees	309	123
Depreciation and amortization	150,797	144,705
Provision for loan loss	3,611	5,375
Impairment loss	25,622	153,398
Compensation expense
Cash and equity-based compensation	34,176	49,484
Carried interest and incentive fee compensation	1,051	859
Administrative expenses	24,014	24,740
Total expenses	703,658	852,712
Other income (loss)
Gain on sale of real estate assets	52,301	18,444
Other gain (loss), net	(49,077)	75,256
Equity method earnings	34,065	30,117
Equity method earnings—carried interest	4,422	2,148
Loss before income taxes	(29,044)	(60,083)
Income tax benefit (expense)	(1,111)	32,808
Loss from continuing operations	(30,155)	(27,275)
Income from discontinued operations	—	117
Net loss	(30,155)	(27,158)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	1,444	(696)
Investment entities	49,988	19,243
Operating Company	(6,611)	(4,378)
Net loss attributable to Colony Capital, Inc.	(74,976)	(41,327)
Preferred stock dividends	27,137	31,387
Net loss attributable to common stockholders	$(102,113)	$(72,714)
Basic loss per share
Loss from continuing operations per basic common share	$(0.21)	$(0.14)
Net loss per basic common share	$(0.21)	$(0.14)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.21)	$(0.14)
Net loss per diluted common share	$(0.21)	$(0.14)
Weighted average number of shares
Basic	478,874	530,680
Diluted	478,874	530,680

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

Three Months Ended March 31, 2019
Net loss attributable to common stockholders	$(102,113)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(6,611)
Real estate depreciation and amortization	154,402
Impairment of real estate	25,622
Gain from sales of real estate	(55,234)
Less: Adjustments attributable to noncontrolling interests in investment entities	(35,274)
FFO attributable to common interests in Operating Company and common stockholders	(19,208)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	(11,135)
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	2,542
CLNC Core Earnings & NRE Cash Available for Distribution adjustments (2)	(13,988)
Equity-based compensation expense	7,353
Straight-line rent revenue and expense	(5,495)
Amortization of acquired above- and below-market lease values, net	(3,866)
Amortization of deferred financing costs and debt premiums and discounts	18,312
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements	58,143
Acquisition and merger-related transaction costs	2,895
Merger integration and restructuring costs (3)	769
Amortization and impairment of investment management intangibles	8,662
Non-real estate depreciation and amortization	1,577
Amortization of gain on remeasurement of consolidated investment entities	3,779
Deferred tax benefit, net	(2,663)
Less: Adjustments attributable to noncontrolling interests in investment entities	36
Core FFO attributable to common interests in Operating Company and common stockholders	$47,713

FFO per common share / common OP unit (4)	$(0.04)
FFO per common share / common OP unit—diluted (4)(5)	$(0.04)
Core FFO per common share / common OP unit (4)	$0.09
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$0.09
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	515,494
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	515,494
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)(6)	519,446
__________

(1)
For the three months ended March 31, 2019, net of $43.4 million consolidated or $24.3 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings, a non-GAAP measure used by Colony Capital, Inc. prior to its internalization of the manager.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Earnings and NRE’s definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company’s earnings. These adjustments include provisions for loan losses, realized gains and losses plus other differences that are included/excluded in CLNC’s core earnings and NRE’s CAD.

(3)
Merger integration and restructuring costs represent costs and charges incurred during the integration of Colony, NSAM and NRF and from the corporate restructuring and reorganization plan. These integration and restructuring costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration and restructuring and reorganization plan. The majority of these costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three months ended March 31, 2019, excluded in the calculation of diluted FFO and Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive.

(6)
Included in the calculation of diluted Core FFO per share are 3.8 million weighted average performance stock units, which are subject to both a service condition and market condition, and 137,918 weighted average shares of non-participating restricted stock for the three months ended March 31, 2019.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI

The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended March 31, 2019 to NOI:

	Three Months Ended March 31, 2019
(In thousands)	Healthcare	Industrial	Hospitality
Total revenues	$145,774	$82,372	$196,615
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,227)	(3,232)	310
Interest income	—	(180)	—
Property operating expenses (1)	(64,302)	(22,337)	(136,345)
Compensation and administrative expense (1)	—	(784)	—
NOI(2)	$76,245	$55,839	$60,580
_________

(1)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

(2)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended March 31, 2019
(In thousands)	Healthcare	Industrial	Hospitality
Income (loss) from continuing operations	$(7,206)	$24,154	$(26,077)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(5,227)	(3,232)	310
Interest income	—	(180)	—
Interest expense	47,527	14,627	42,065
Transaction, investment and servicing costs	3,108	530	1,584
Depreciation and amortization	40,131	39,445	36,248
Impairment loss	—	—	3,850
Compensation and administrative expense	1,653	3,504	1,904
Gain on sale of real estate	—	(22,848)	(139)
Other (gain) loss, net	(1,867)	8	(1)
Income tax (benefit) expense	(1,874)	(169)	836
NOI(1)	$76,245	$55,839	$60,580
_________

(1)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes first quarter 2019 income (loss) from continuing operations by segment:

(In thousands)	Income (Loss) From Continuing Operations
Healthcare	$(7,206)
Industrial	24,154
Hospitality	(26,077)
CLNC	5,513
Other Equity and Debt	59,563
Investment Management	22,777
Amounts Not Allocated to Segments	(108,879)
Total Consolidated	$(30,155)